Exhibit 4.8

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

To Purchase Shares of Common Stock of

IDENTIV, INC.

Dated as of December 31, 2016 (the “Effective Date”)

     WHEREAS, Identiv, Inc., a Delaware corporation, has entered into a Credit Agreement, dated as of March 31, 2014, as subsequently amended pursuant to its terms (the “Credit Agreement”), with Opus Bank, a California commercial bank (each of Opus Bank and its successors and assigns is referred to herein as the “Warrantholder”); and

     WHEREAS, pursuant to the Credit Agreement the Company (as defined below) has agreed to grant to Warrantholder the right to purchase shares of Common Stock (as defined below) upon the satisfaction of certain conditions pursuant to this Warrant (this “Warrant”), which is a New Warrant (as defined in the Credit Agreement).

     NOW, THEREFORE, the Company and the Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

     For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to 100,000 fully paid and non-assessable shares of the Common Stock (as defined below). As used herein, the following terms shall have the following meanings:

     “Act” means the Securities Act of 1933, as amended.

     “Company” means Identiv, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Warrant pursuant to Section 8(a).

      “Charter” means the Company’s Certificate of Incorporation, as may be amended from time to time.

     “Common Stock” means the Company’s common stock, $0.001 par value per share; “Exercise Price” means $3.61 per share, subject to adjustment pursuant to Section 8.

     “Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Warrant pursuant to such exercise.

SECTION 2. TERM OF THE WARRANT.

(a) Except as otherwise provided for herein, the term of this Warrant and the right to purchase Common Stock as granted herein shall commence on the Effective Date and shall be exercisable through the date which is five (5) years from the Effective Date, inclusive.

(b) In the event of an Acquisition, this Warrant shall terminate and no longer be exercisable as of the closing of such Acquisition. At least twenty (20) days prior to the consummation of an Acquisition, the Company shall give to the Warrantholder notice of the proposed Acquisition and afford the Warrantholder an opportunity to exercise this Warrant in accordance with the terms and conditions hereof. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

     (a) Exercise. The purchase rights set forth in this Warrant are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached to the Credit Agreement as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached to the Credit Agreement as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

     Except as provided in the following sentence, each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in the paragraph above. Notwithstanding the foregoing, if an exercise of all or any portion of this Warrant is being made in connection with (i) a proposed Acquisition, (ii) a proposed issuance or sale of, or dividend or distribution in respect of, capital stock or any other securities of the Company, or (iii) a proposed transfer of capital stock or other securities of the Company, then, at the election of the Warrantholder, such exercise may be conditioned upon the consummation of such public offering, Acquisition, issuance, sale, dividend, distribution or transfer, in which case (A) such exercise shall be effective concurrently with the consummation of such public offering, Acquisition, issuance, sale, dividend, distribution or transfer, and (B) appropriate modifications will be made to the Notice of Exercise to reflect the conditionality specified in this sentence.

     The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B)
A
Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.
	Y =	the number of shares of Common Stock requested to be exercised under this
Warrant.
	A =	the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.
	B =	the Exercise Price.

     For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

     (i) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of one (1) share of Common Stock is being determined; or

     (ii) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of one (1) share of Common Stock is being determined; or

     (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in The NASDAQ Stock Market or the over-the-counter market, the current fair market value of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to an Acquisition, in which case the fair market value of Common Stock shall be deemed to be the per share value received by the holders of Common Stock pursuant to such Acquisition.

     Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

     (b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Warrant shall (unless otherwise affirmatively elected in writing by the Warrantholder) be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

     During the term of this Warrant, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

     This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Warrant.

SECTION 7. WARRANTHOLDER REGISTRY.

     The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Warrant. Warrantholder may change such address by giving written notice of such changed address to the Company.

     The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

     (a) Reclassification of Shares. If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(a) shall similarly apply to each successive combination, reclassification, exchange, subdivision or other change.

     (b) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

     (c) Notice of Adjustments. Upon the occurrence of any adjustment pursuant to this Section 8, the Company, at its expense, shall promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of shares of Common Stock or other securities issuable upon exercise of this Warrant (as applicable), and describing the transactions giving rise to such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall promptly deliver a copy of each such certificate to the Warrantholder and to the Company's transfer agent.

     (d) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest share, as applicable.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

     (a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrantholder’s rights has been or will be duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever, and free from statutory and contractual equityholders preemptive rights and rights of first refusal; provided, that the Common Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

     (b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

     (c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant (including the issuance of Common Stock upon the exercise of this Warrant), except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby. The Company will take all such action as may be necessary to assure that the shares of Common Stock issuable upon exercise of this Warrant (i) may be so issued without violation of any applicable law or regulation, or of any applicable requirements of the National Association of Securities Dealers Inc., or any domestic securities exchange upon which the Common Stock or other equity securities of the Company may be listed, and (ii) when issued, will be listed on each domestic securities exchange upon which the Common Stock is then listed.

     (d) Issued Securities. All issued and outstanding shares of Common Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock and any other securities were issued in full compliance with all federal and state securities laws.  In addition, as of the date immediately preceding the date of this Warrant:

(i) The authorized capital of the Company consists of 50,000,000 shares of Common Stock, of which 11,110,386 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which none are issued and outstanding.

(ii) The Company has reserved 3,467,018 shares of Common Stock for issuance under its 2011 Incentive Compensation Plan, under which approximately 2,419,089 options and restricted stock units are outstanding. Additionally, the Company has reserved 671,878 shares of Common Stock for issuance pursuant to outstanding warrants, which in the aggregate are exercisable for or convertible into, as applicable, a maximum 671,878 shares of Common Stock. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company, other than as set forth in the Credit Agreement, as amended.

(iii) In accordance with the Company’s Charter, no stockholder of the Company or other person has preemptive rights to purchase new issuances of the Company’s capital stock.

     (e) Insurance. The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

     (f) Other Commitments to Register Securities. Except (i) as set forth in this Warrant, (ii) as otherwise disclosed in its filings under the Exchange Act, or (iii) pursuant to that certain Registration Rights Agreement, dated as of the date hereof, between Company and the Warrantholder, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

     (g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

     (h) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

SECTION 10. REPRESENTATIONS OF THE WARRANTHOLDER.

     This Warrant has been entered into by the Company in reliance upon the following representations of the Warrantholder:

     (a) Investment Purpose. The right to acquire Common Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof in violation of the Act, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Common Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

      (b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

     (c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

     (d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Warrant or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

     (e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11. TRANSFERS.

     Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the

Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12. MISCELLANEOUS.

     (a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors of the Company. The Company shall not be permitted to assign this Warrant without the express, prior written consent of the Warrantholder.

     (b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

     (c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

     (d) Additional Documents. The Company shall provide the Warrantholder with such documents as the Warrantholder may from time to time reasonably request.

     (e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

     (f) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

     (g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

OPUS BANK Attention:Douglas Stewart, Managing Director 19900 MacArthur Blvd, 12th Floor Irvine, CA 92612 Facsimile: 949 250-9988 Telephone: 415-417-5922

If to Company:

IDENTIV, INC. Attention: Steve Finney, Chief Financial Officer 1900-B Carnegie Avenue Santa Ana, CA 92705 Facsimile: 949 250-7372 Telephone: 949 250-8888

or to such other address as each party may designate for itself by like notice.

     (h) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

     (i) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.

     (j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Warrant and, specifically, the provisions of Sections 12(n), 12(o), 12(p). 12(q) and 12(r).

     (k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

     (l) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

     (m) Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.

     (n) Governing Law. This Warrant has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Warrant is due in the State of California. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     (o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

     (p) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

     (q) Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

     (r) Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

     (s) Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

     (t) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Warrant and agree that the terms of this Warrant shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     (u) Notices of Certain Transactions. In case:

     (i) the Company shall take a record of the holders of its equity securities for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of Common Stock or any other securities, or to receive any other right, to subscribe for or purchase any shares of Common Stock or any other securities, or to receive any other right, or

     (ii) of any capital reorganization of the Company, any reclassification of the equity securities of the Company, or any Acquisition, or

      (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

      (iv) of any redemption of equity securities of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, Acquisition, dissolution, liquidation, winding-up or redemption is to take place, and the time, if any is to be fixed, as of which the holders of equity securities (or such other securities at the time deliverable upon such reorganization, reclassification, Acquisition, dissolution, liquidation, winding-up or redemption) are to be determined. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

     (v) Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction), if requested by the Company, upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	IDENTIV, INC.

	By:	/s/ Steven Humphreys
	Name:	Steven Humphreys
	Title:	CEO

WARRANTHOLDER:	OPUS BANK

	By:	/s/ Alex Ebkarian
	Name:	Alex Ebkarian
	Title:	Vice President